Exhibit VII

Financial information

January–April 2015

(unaudited)

Nordic Investment Bank	Financial information January–April 2015

Table of contents

Key figures	3

Comments on NIB’s financial figures January–April 2015	4

Statement of comprehensive income	5

Statement of financial position	6

Changes in equity	7

Cash flow statement	8

10 June 2015

Nordic Investment Bank	Financial information January–April 2015

Key figures

(in EUR million unless otherwise specified)	Apr 2015*	Apr 2014*	Dec 2014
Net interest income	80	76	239
Profit/loss	79	79	210
Loans disbursed	405	270	2,274
Loans agreed	447	345	2,389
Loans outstanding	15,301	14,426	15,156
Guarantee commitments	—	—	—
New debt issues	2,196	1,786	3,361
Debts evidenced by certificates	21,957	18,677	19,446
Total assets	28,579	23,472	24,870
Equity/total assets (%)	10.7	12.4	12.0
Profit/average equity (%)	7.8	8.2	7.2
Number of employees (average during the period)	190	186	186

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2015

Comments on NIB’s financial figures January–April 2015

While euro area indicators in recent months suggest the real economy may finally be catching up, a fully sustained recovery is not yet at hand. Interest rates, credit spreads and margins remained under pressure. The economies of the Nordic–Baltic region showed differences in the pace of growth, with Iceland, the Baltic countries and Sweden being at the forefront.

Despite the pressure on interest rates, in the first four months of the year the Bank’s net interest income (EUR 80 million) and profit (EUR 79 million) remained at essentially the same level as in the same period a year ago. The result also reflects positive valuations on the financial instruments and low charges for impairments on loans.

By the end of April, the Bank’s total assets increased to EUR 28.6 billion from EUR 24.9 billion at the end of last year, mainly due to exchange rate effects, especially the stronger US dollar against the euro.

During the period, NIB continued to build up the loan book adding a total of EUR 761 million in loans approved for projects in industrial research and development, hydropower, waste-to-energy and energy efficiency in buildings. Disbursements totalled EUR 405 million (Jan–Apr 2014: EUR 270 million). Following the normal pattern, higher volumes are expected in the latter half of the year.

NIB’s funding operations raised EUR 2.2 billion in ten transactions, which accounts for more than 60% of this year’s funding needs.

In March, NIB issued a USD 1.25 billion global benchmark transaction with maturity in 2018. A third NIB Environmental Bond in Swedish crowns, totalling SEK 1 billion, was issued in April. It attracted investors focusing on environmental, social and governance considerations as an integral part of their business conduct.

In the months to come, projects improving energy efficiency and the security of energy supply will create demand for long-term loans. Potential investments in industrial research and development as well as public services and infrastructure will further underscore the value of NIB’s financing.

Henrik Normann

President & CEO

Nordic Investment Bank	Financial information January–April 2015

Statement of comprehensive income

EUR 1,000

	Jan–Apr 2015*	Jan–Apr 2014*	Jan–Dec 2014

Interest income	116,638	126,174	382,760
Interest expense	-36,418	-50,105	-143,652

Net interest income	80,221	76,069	239,108

Commission income and fees received	4,388	3,386	9,326
Commission expense and fees paid	-1,331	-1,160	-2,092
Net profit/loss on financial operations	8,869	14,099	25,684
Foreign exchange gains and losses	374	-44	187

Operating income	92,520	92,351	272,211

Expenses
General administrative expenses	14,869	14,775	37,386
Depreciation	1,358	1,097	3,709
Impairment of loans	-2,824	-2,224	20,905

Total expenses	13,403	13,648	62,000

PROFIT/LOSS FOR THE PERIOD	79,118	78,703	210,211

Total comprehensive income	79,118	78,703	210,211

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2015

Statement of financial position

EUR 1,000

		30 Apr 2015*	30 Apr 2014*	31 Dec 2014

ASSETS

Cash and cash equivalents		3,988,651	1,931,925	1,639,139
Financial placements
Placements with credit institutions		7,171	5,741	6,571
Debt securities		6,005,664	5,390,795	5,489,623
Other		23,316	23,198	22,190

		6,036,151	5,419,733	5,518,384

Loans outstanding		15,301,456	14,426,416	15,156,486
Intangible assets		5,073	5,275	5,217
Tangible assets, property and equipment		28,059	29,247	28,324

Other assets
Derivatives		2,941,999	1,374,339	2,198,003
Other assets		22,712	30,445	19,259

		2,964,711	1,404,784	2,217,262

Accrued interest and fees receivable		255,157	254,700	305,590

TOTAL ASSETS		28,579,259	23,472,080	24,870,400

LIABILITIES AND EQUITY

Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		1,980,289	272,019	872,010
Long-term amounts owed to credit institutions		—	—	—

		1,980,289	272,019	872,010

Debts evidenced by certificates
Debt securities issued		21,881,272	18,600,595	19,369,052
Other debt		75,304	76,068	76,597

		21,956,575	18,676,663	19,445,649

Other liabilities
Derivatives		1,391,447	1,428,611	1,329,097
Other liabilities		9,493	10,190	6,760

		1,400,940	1,438,801	1,335,857

Accrued interest and fees payable		176,238	175,007	230,786

Total liabilities		25,514,042	20,562,490	21,884,302

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302
Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		686,325	686,325	686,325
General Credit Risk Fund		1,430,252	1,275,041	1,275,041
Special Credit Risk Fund PIL		395,919	395,919	395,919
Appropriation to dividend payment		55,000	55,000	—
Profit/loss for the period		79,118	78,703	210,211

Total equity		3,065,216	2,909,590	2,986,099

TOTAL LIABILITIES AND EQUITY		28,579,259	23,472,080	24,870,400

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2015

Changes in equity

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments	Profit/loss for the period	Total

Equity at 31 December 2013	418,602	686,325	1,112,831	395,919	0	0	0	217,210	2,830,887

Appropriations between reserve funds			162,210			55,000		-217,210	0

Paid-in capital									0

Called-in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Comprehensive income for the period 1/1–30/4/2014								78,703	78,703

Equity at 30 April 2014	418,602	686,325	1,275,041	395,919	0	55,000	0	78,703	2,909,590

Paid-in capital									0

Called-in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Dividend payment						-55,000			-55,000

Comprehensive income for the period 1/5–31/12/2014								131,509	131,509

Equity at 31 December 2014	418,602	686,325	1,275,041	395,919	0	0	0	210,211	2,986,099

Appropriations between reserve funds			155,211			55,000		-210,211	0

Paid-in capital									0

Called-in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Dividend payment									0

Comprehensive income for the period 1/1–30/4/2015								79,118	79,118

Equity at 30 April 2015	418,602	686,325	1,430,252	395,919	0	55,000	0	79,118	3,065,216

Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2015

Cash flow statement

EUR 1,000

	Jan-Apr 2015*	Jan-Apr 2014*	Jan-Dec 2014

Cash flows from operating activities
Profit/loss from operating activities	79,118	78,703	210,211
Adjustments:
Unrealised gains/losses of financial assets held at fair value	-5,027	-19,215	-27,631
Depreciation and write-down in value of tangible and intangible assets	1,358	1,097	3,709
Change in accrued interest and fees (assets)	50,432	63,451	12,491
Change in accrued interest and fees (liabilities)	-54,548	-67,848	-12,069
Impairment of loans	-2,824	-2,224	20,905
Adjustment to hedge accounting	123	465	1,019
Other adjustments to the period’s profit	2,498	1,178	-641

Adjustments, total	-7,989	-23,096	-2,217

Lending
Disbursements of loans	-405,433	-269,761	-2,273,619
Repayments of loans	649,909	519,785	2,005,001
Capitalisations, redenominations, index adjustments, etc.	8	-31	-69
Exchange rate adjustments	-377,366	40,274	-84,071

Lending, total	-132,882	290,267	-352,758

Cash flows from operating activities, total	-61,753	345,874	-144,763

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-1,117,712	-1,364,357	-2,555,763
Sold and matured debt securities	653,105	1,337,660	2,489,721
Placements with credit institutions	-600	—	-830
Other financial placements	811	621	1,663
Exchange rate adjustments, etc.	-53,995	-68	-36,599

Placements and debt securities, total	-518,391	-26,145	-101,808
Other items

Acquisition of intangible assets	-504	-549	-1,637
Acquisition of tangible assets	-446	-319	-861
Change in other assets	1,682	2,915	16,570

Other items, total	731	2,047	14,072

Cash flows from investing activities, total	-517,660	-24,098	-87,736

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	2,195,733	1,786,445	3,360,777
Redemptions	-1,371,963	-1,729,730	-4,031,164
Exchange rate adjustments	1,165,449	158,473	1,272,741

Debts evidenced by certificates, total	1,989,220	215,189	602,354

Other items
Long-term placements from credit institutions	—	—	—
Change in swap receivables	-655,005	-96,192	-653,925
Change in swap payables	37,988	-168,177	-277,680
Change in other liabilities	2,733	2,096	-1,334
Dividend paid	—	—	-55,000
Paid-in capital and reserves	—	—	—

Other items, total	-614,284	-262,273	-987,939

Cash flows from financing activities, total	1,374,936	-47,083	-385,585

CHANGE IN CASH AND CASH EQUIVALENTS, NET	795,523	274,693	-618,084

Opening balance for cash and cash equivalents, net	767,129	1,385,213	1,385,213

Closing balance for cash and cash equivalents, net	1,562,652	1,659,906	767,129

Additional information to the statement of cash flows
Interest income received	167,070	189,626	395,321
Interest expense paid	-90,966	-117,953	-155,722

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2015

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int